Exhibit 10.8.18
Jack in the Box Inc.
2023 Omnibus Incentive Plan

Restricted Stock Unit Award Grant Notice

Jack in the Box Inc. (the “Company”) hereby grants to Participant a Restricted Stock Unit Award (the “Award”) under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”) for the number of restricted stock units (the “RSUs”) set forth below. This Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”), in the Restricted Stock Unit Award Agreement attached hereto (the “Agreement”) and the Plan, which is available by logging into your E*TRADE brokerage account. Both the Agreement and the Plan are incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan or the Agreement will have the same definitions as in the Plan or the Agreement.

Participant:
Date of Grant:
Number of RSUs Subject to Award:

Vesting Schedule: Subject to Section 2 of the Agreement, this Award will vest on each anniversary of the Date of Grant, as follows:
Vesting Date RSUs Vesting
[First Vest Date] [# shares]
[Second Vest Date] [# shares]
[Third Vest Date] [# shares]

Issuance Schedule: One share of Common Stock will be issued for each RSU that vests at the time set forth in Section 6 of the Agreement.
Additional Terms/Acknowledgements: By Participant’s electronic acceptance of this Award via Participant’s E*TRADE brokerage account, Participant acknowledges Participant’s understanding and agreement to the following:
•This Award is governed by this Grant Notice, the Agreement and the Plan, all of which are made part of this document. Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Award and supersede all prior oral and written agreements, promises and/or representations regarding this Award, with the exception of (i) any written employment, offer letter or severance agreement, or any written severance plan or policy, in each case that specifies the terms that should govern this Award and (ii) the Jack in the Box Inc. Clawback Policy Statement, any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, and any other clawback policy that the Company adopts, to the extent applicable and permissible under Applicable Law.

•To the fullest extent permitted under the Plan and applicable law, withholding taxes applicable to the Award will be satisfied through the sale of a number of the shares issuable in settlement of the Award as determined in accordance with Section 10 of the Agreement and the remittance of the cash proceeds to the Company. Under the Agreement, the Company or, if different, Participant’s employer, shall make payment from the cash proceeds of this sale directly to the appropriate tax or social security authorities in an amount equal to the taxes required to be remitted. The mandatory sale of shares to cover withholding taxes is imposed by the Company on Participant in connection with Participant’s receipt of this Award.
•Participant consents to receive this Grant Notice, the Agreement, the Plan, the prospectus for the Plan and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Participant’s acceptance of this Award, and Participant’s acknowledgement and agreement with the terms set forth in this paragraph, will be evidenced by Participant’s signature below or by electronic acceptance or authentication in a form authorized by the Company.
•Participant understands that Participant is not required to accept this Award; provided, that if the Participant does not accept this Award prior to the first date on which the Award is scheduled to vest under the “Vesting Schedule” set forth above (or on such earlier date as required by the Company and communicated in writing to Participant), this Award and the RSUs granted hereunder will be null and void and Participant will have no rights thereto.

Instruction: To accept the Award, you must login to your E*Trade participant account (the Company’s designated broker for stock plan awards) and accept the terms and provisions of the Grant Notice with the attached Restricted Stock Unit Award Agreement (the “RSU Award Grant Notice”), in addition to the Plan and the Prospectus. Upon logging into your account, you can find the Action Items link on the homepage which will take you to the RSU Award Grant Notice pending review and acceptance. Before accepting the RSU Award Grant Notice, you will need to open and review the Plan and Prospectus.

Attachments: Restricted Stock Unit Award Agreement

Attachment I
Jack in the Box Inc.
2023 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement
Pursuant to the accompanying Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”), Jack in the Box Inc. (the “Company”) has granted you a Restricted Stock Unit Award (the “Award”) under the Jack in the Box Inc. 2023 Omnibus Incentive Plan (the “Plan”) for the number of restricted stock units (the “Restricted Stock Units”) set forth in the Grant Notice. This Award is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or the Grant Notice will have the same definitions as in the Plan or the Grant Notice.
1. Grant of the Award. This Award represents your right to be issued on a future date (as set forth in Section 6) one share of Common Stock for each Restricted Stock Unit subject to this Award that vests in accordance with the Grant Notice and this Agreement. This Award was granted in consideration of your services to the Company or an Affiliate. Except as otherwise provided herein, you will not be required to make any payment to the Company (other than services to the Company or an Affiliate) with respect to your receipt of the Award, the vesting of the Restricted Stock Units or the issuance of any shares of Common Stock in respect of this Award.
2. Vesting.
(a) General. Subject to the limitations contained herein, this Award will vest, if at all, in accordance with the vesting schedule set forth in the Grant Notice, provided that (i) vesting will cease upon the termination of your Continuous Service, except as provided in Section (b) or (c) below. Upon such termination of your Continuous Service, you will forfeit (at no cost to the Company) any Restricted Stock Units subject to this Award that have not vested as of the date of such termination and you will have no further right, title or interest in such Restricted Stock Units.
(b) Death. If prior to the date the Restricted Stock Units vest in full, your Continuous Service ceases due to your death, then all then-outstanding and unvested Restricted Stock Units will remain outstanding for the earlier of (i) 30 days following your death and (ii) such date on which the Restricted Stock Units would otherwise terminate pursuant to the Plan (e.g., upon a Change in Control).
(c) Retirement. If prior to the date that the Restricted Stock Units vest in full, your Continuous Service ceases due to your Retirement, then all then-outstanding and unvested Restricted Stock Units shall become 100% vested on the date of such termination of Continuous Service. For purposes of this Agreement: “Retirement” means your termination of employment for any reason, other than “for cause” (as determined by the Board in its sole discretion), on or after age 62 with five or more full years of Continuous Service. Accelerated vesting in accordance with the foregoing will only occur if your termination of Continuous Service is also a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder (a “Separation from Service”).
(d) Change in Control. Upon a Change in Control, the Restricted Stock Units subject to this Award shall be treated as described in Section 9(c) of the Plan. If the Restricted Stock Units subject to this Award are assumed, continued or substituted for in such Change in Control pursuant to Section 9(c)(i) of the Plan, the Restricted Stock Units, to the extent not vested, shall become 100% vested upon your Qualifying Termination.
(i) For purposes of this Agreement, a “Qualifying Termination” means your Separation from Service as a result of the occurrence of any of the following events during the twenty-four (24)-month period following a Change in Control: (1) the Company’s involuntary termination of your employment without Cause; or (2) your voluntary termination of employment for Good Reason. A Qualifying Termination shall not include a termination of your employment by reason of your death or Disability.
(ii) For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in any written agreement between you and the Company defining such term and, in the absence of such agreement, such term means, without your express written consent, your resignation of employment with the Company upon the occurrence of any one or more of the following conditions, provided that you first provide the Company with written notice of the existence of the applicable condition described in clauses (1) through (5) below no later than ninety (90) days after the initial existence of such condition is known by you and the Company fails to remedy such condition within 30 days of the date of such written notice:
(1) a material diminution in your authorities, duties or responsibilities, which shall include a material reduction or alteration in the nature or status of your authorities, duties or responsibilities from those in effect as of ninety (90) calendar days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of your notice given thereof;
(2) a requirement by the Company that you be based at a location in excess of fifty (50) miles from the location of your principal job location or office immediately prior to the Change in Control; except for required travel on the Company’s business to an extent consistent with your then present business travel obligations;
(3) a material reduction by the Company to your base salary, excluding amounts (i) designated by the Company as payment toward reimbursement of expenses; or (ii) received under incentive or other bonus plans, regardless of whether or not the amounts are deferred;
(4) a material reduction in the Company’s compensation, health and welfare benefits, retirement benefits, or perquisite programs under which you receive value, as such programs exist immediately prior to the Change in Control (however, the replacement of an existing program with a new program will be permissible (and not grounds for a Good Reason termination) if there is not a material reduction in the value to you under the new program); or
(5) any material breach by the Company of its obligations under this Agreement or under any other written agreement under which you provide services to the Company or the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company), as applicable.
3. Number of Restricted Stock Units and Shares of Common Stock.
(a) The number of Restricted Stock Units subject to this Award, as set forth in the Grant Notice, will be adjusted for Capitalization Adjustments, if any, as provided in the Plan.
(b) Any additional Restricted Stock Units and any shares of Common Stock, cash or other property that become subject to this Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of issuance as applicable to the other Restricted Stock Units subject to this Award to which they relate.
(c) No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3. Any fractional shares that may be created by the adjustments referred to in this Section 3 will be rounded down to the nearest whole share.
4. Securities Law Compliance. You will not be issued any shares of Common Stock in respect of this Award unless either (i) such shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. This Award also must comply with all other applicable laws and regulations governing this Award, and you will not receive any shares of Common Stock in respect of this Award if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5. Transferability. This Award is not transferable, except by will or by the laws of descent and distribution and prior to the time that shares of Common Stock in respect of this Award have been issued to you, you may not transfer, pledge, sell or otherwise dispose of any portion of the Restricted Stock Units or the shares of Common Stock in respect of this Award. For example, you may not use any shares of Common Stock that may be issued in respect of this Award as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares. This restriction on transfer will lapse upon issuance to you of the shares of Common Stock in respect of this Award.
6. Issuance of Shares. In the event one or more Restricted Stock Units subject to this Award vests, subject to (i) satisfaction of the tax withholding obligations set forth in Section 10 and (ii) delay in payment to the extent required by Section 409A of the Code as set forth in Section 20, the Company will issue to you one (1) share of Common Stock for each Restricted Stock Unit that vests, on or as soon as reasonably practicable following such vesting date, but in no event later than 30 days following the applicable vesting date. The form of such issuance (e.g., a stock certificate or electronic entry evidencing such shares) will be determined by the Company.
7. Dividends. You will receive no benefit or adjustment to this Award with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.
8. Restrictive Legends. The shares of Common Stock issued in respect of this Award will be endorsed with appropriate legends, if any, as determined by the Company.
9. Award Not a Service Contract. This Award is not an employment or service contract, and nothing in this Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in this Award will obligate the Company or an Affiliate, their respective stockholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or consultant for the Company or an Affiliate.
10. Tax Withholding Obligations.
(a) You acknowledge that, regardless of any action taken by the Company, or if different, the Affiliate employing or engaging you (the “Employer”), the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant of the Award, the vesting of the Award, the issuance of shares in settlement of vesting of the Award, the subsequent sale of any shares of Common Stock acquired pursuant to the Award and the receipt of any dividends; and (ii) do not commit to and are under no obligation to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(b) On or before the time you receive a distribution of any shares of Common Stock in respect of this Award, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate in connection with any Tax-Related Items that arise in connection with this Award (the “Withholding Taxes”). The Company shall arrange a mandatory sale (on your behalf pursuant to your authorization under this section and without further consent) of the shares of Common Stock issued in settlement upon the vesting of your Restricted Stock Units in an amount necessary to satisfy the Withholding Taxes and shall satisfy the Withholding Taxes by withholding from the proceeds of such sale (the “Mandatory Sell to Cover”). You hereby acknowledge and agree that the Company shall have the authority to administer the Mandatory Sell to Cover arrangement in its sole discretion with a registered broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) as the Company may select as the agent (the “Agent”) who will sell on the open market at the then prevailing market price(s), as soon as practicable on or after each date on which your Restricted Stock Units vest, the number (rounded up to the next whole number) of the shares of Common Stock to be delivered to you in connection with the vesting of the Restricted Stock Units sufficient to generate proceeds to cover (A) the Withholding Taxes that you are required to pay pursuant to the Plan and this Agreement as a result of the vesting of the Restricted Stock Units (or shares being issued thereunder, as applicable) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto any remaining funds shall be remitted to you.
(c) If, for any reason, such Mandatory Sell to Cover does not result in sufficient proceeds to satisfy the Withholding Taxes, or if such Mandatory Sell to Cover is not permitted by applicable law, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or the Employer; (ii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to you in connection with your Restricted Stock Units with a Fair Market Value (measured as of the date shares of Common Stock are issued to you) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Board or Compensation Committee.
(d) Unless the tax withholding obligations of the Company and/or any Affiliate with respect to the Tax-Related Items are satisfied, the Company shall have no obligation to deliver to you any Common Stock.
(e) In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Tax-Related Items withholding obligation was greater than the amount withheld by the Company or your Employer, you agree to indemnify and hold the Company and your Employer harmless from any failure by the Company or your Employer to withhold the proper amount.
(f) You acknowledge that the Mandatory Sell to Cover is imposed by the Company on you pursuant to the terms of the Award.
(g) The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts, or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s). If the maximum rate is used, any over-withheld amount may be refunded to you in cash by the Company or Employer (with no entitlement to the equivalent in shares of Common Stock), or if not refunded, you may seek a refund from the local tax authorities. You must pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.
11. Unsecured Obligation. This Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock or other property pursuant to this Agreement.
12. Stockholder Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the shares of Common Stock to be issued pursuant to this Award until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
13. Other Documents. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares of

Common Stock only during certain “window” periods in effect from time to time and the Company’s insider trading policy.
14. Notices. Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Award or participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15. Governing Plan Document. This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as otherwise expressly provided in the Grant Notice or this Agreement, in the event of any conflict between the terms in the Grant Notice or this Agreement and the terms of the Plan, the terms of the Plan will control.
16. Severability. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
17. Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
18. Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.
19. Amendment. Any amendment to this Agreement must be in writing, signed by a duly authorized representative of the Company. Notwithstanding anything in the Plan to the contrary, the Board reserves the right to amend this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, interpretation, ruling, or judicial decision.
20. Compliance with Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). However, if (i) this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, (ii) you are deemed by the Company at the time of your “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and (iii) any of the payments set forth herein are issuable upon such separation from service, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to you prior to the earliest of (a) the date that is six (6) months and one (1) day after the date of such separation from service, (b) the date of your death, or (c) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 20 will be paid in a lump sum to you, and any remaining payments due will be paid as otherwise provided herein. Each installment of Restricted Stock Units that vests under this Award is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2).

21. 280G Parachute Payments.
(a) Notwithstanding anything in this Agreement or any other agreement with the Company or any affiliate to the contrary, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (each a “Payment” and together the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (the “Excise Tax”), and (B) the reduction of the Payments to the maximum amount that could be paid to you without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide you with a greater after-tax amount (taking into account the Excise Tax as well as applicable federal, state and local income and employment taxes) than if such Payments were not reduced, then the Payments shall be reduced to the Safe Harbor Cap. If the reduction of the Payments would not result in a greater after-tax result to you (taking into account the Excise Tax as well as applicable federal, state and local income and employment taxes), then no Payments shall be reduced pursuant to this provision. You shall be solely responsible for payment of the Excise Tax and such other applicable federal, state, and local income and employment taxes.
(b) The reduction of the Payments, if applicable, shall be made by applying any reduction in the following order: (A) first, any cash amounts payable to you as a severance benefit (excluding the accelerated vesting set forth in Section 2(d) of this Agreement) or otherwise; (B) second, any amounts payable on your behalf for continued health insurance coverage; (C) third, any other cash amounts payable to or on your behalf, such as for outplacement benefits, or otherwise; (D) fourth, any payments or benefits under any nonqualified deferred compensation plan; (E) fifth, outstanding performance-based equity grants; and (F) finally, any time-vesting equity grants. In each case, Payments will be reduced beginning with Payments that would be made last in time.
(c) All determinations required to be made under this Section 21 shall be made by the public accounting firm that is retained by the Company or such other nationally recognized public accounting firm appointed by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to you and the Company within fifteen (15) business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon you and the Company.
22. Tax Consequences. The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by accepting this Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.
23. Miscellaneous.
(a) The rights and obligations of the Company under this Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.
(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.
(c) You acknowledge and agree that you have reviewed this Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Award, and fully understand all provisions of this Award.
(d) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
* * *
This Restricted Stock Unit Award Agreement will be deemed to be accepted by you upon your acceptance of the Restricted Stock Unit Award Grant Notice to which it is attached.